Exhibit 10.7
ARIAD PHARMACEUTICALS, INC. 2014 LONG-TERM INCENTIVE PLAN
FORM OF OPTION AGREEMENT

This Option Agreement certifies that, pursuant to the ARIAD Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”), the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Company”) has granted an option (the “Option”) to purchase shares of the Company’s common stock, $.001 par value per share (“Shares”), as follows:

Name of Participant:
Number of Option Shares:
Type of Stock Option Grant:
Date of Grant:
Exercise Price:    $____ per Share

Vesting Schedule: The Option shall vest and become exercisable as to [TO BE INSERTED].

This Option is subject to all the terms, conditions and limitations set forth in the 2014 Plan, which is incorporated herein by reference, and to the following additional terms specified by the Board of Directors of the Company. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2014 Plan.

Fractional Shares. In no event shall the Company be required to issue fractional shares and the number of Shares vesting on each date shall be rounded down to the nearest whole number, whilst the number of Shares vesting on the final date shall be the remaining unvested balance of the Shares.

Payment. Payment of the Exercise Price shall be made in accordance with Paragraph 7(d) of the 2014 Plan and shall include payment by means of a broker-assisted “cashless exercise” as set forth in Paragraph 7(d)(ii)(B) of the 2014 Plan and may include at the discretion of the Company, payment by “net exercise” as set forth in Paragraph 7(d)(ii)(C) of the 2014 Plan.

Termination. The Option shall terminate ten years from the Date of Grant provided, however, that in the event of Termination of Service (as defined below) before exercise of the Option the following rules shall apply:

(i)     If the Participant’s Termination of Service is for Cause, no portion of the Option may be exercised, and the Option will immediately expire upon the Termination of Service;

(ii)     The Option may be exercised after the Participant’s Termination of Service only to the extent that the Option was vested as of the Termination of Service;

(iii)     Unless the Participant’s Termination of Service is the result of the Participant’s death or Disability, the Participant may exercise the vested portion of an Option within three months after such Termination of Service;

(iv)     If the Participant’s Termination of Service is the result of the Participant’s death or Disability, the Participant may exercise the vested portion of an Option within 12 months after Termination of Service; and

(v)     After the Participant’s death, his or her beneficiary may exercise the Option only to the extent that the deceased Participant was entitled to exercise such Option as of the date of his or her death.

If the Committee determines, subsequent to a Participant’s Termination of Service but before exercise of the Option, that either before or after the Participant’s Termination of Service the Participant engaged in conduct that constitutes “Cause,” then the Participant’s right to exercise the Option is forfeited immediately

“Termination of Service” means the date the Participant ceases to be an Eligible Person in any capacity. The Option shall not be affected by the change of a Participant’s status with in or among the Company and any Affiliates, so long as the Participant remains an Eligible Person. Unless the Committee or a Company policy provides otherwise, a leave of absence authorized by the Company or the Committee (including sick leave or military leave) from which return to service is not guaranteed by statute or contract shall be characterized as a Termination of Service if the Participant does not return to service within three months; such Termination of Service shall be effective as of the first day that is more than three months after the beginning of the period of leave. If the ability to return to service upon the expiration of such leave is guaranteed by statute or contract, but the Participant does not return, the leave shall be characterized as a Termination of Service as of a date established by the Committee or Company policy. If an entity ceases to be an Affiliate, Termination of Service shall be deemed to have occurred with respect to the Participant in respect of such Affiliate who does not continue as an Eligible Person in respect of the Company or another Affiliate after such giving effect to such Affiliate’s change in status.

Tax Considerations. In accordance with Paragraph 14(c) of the 2014 Plan, the Company may in its sole discretion withhold in kind from the Shares otherwise deliverable to the Participant on exercise of the Option the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in the Participant’s gross income.

Transferability. The Option is not assignable or transferable, other than as provided in the 2014 Plan.

This Option Agreement, together with the 2014 Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (with the exception of acceleration of vesting provisions contained in any other agreement with the Company). No other statement, representation, warranty, covenant or agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Option Agreement, provided, however, in any event, this Option Agreement shall be subject to and governed by the 2014 Plan.

In witness whereof, the Company has caused this Option Agreement to be executed by its duly authorized officers.

ARIAD PHARMACEUTICALS, INC.        PARTICIPANT

By:__________________________________     ____________________________________
    Name:            Name:
Title:

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